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                                 March 27, 1996


J. B. Poindexter & Co., Inc.
1100 Louisiana Street
Suite 5400
Houston, TX 77002
Attn:    Mr. John B. Poindexter
         Chief Executive Officer

         Re: Loan and Agency Agreement among J.B. Poindexter & Co., Inc., the Banks party thereto and Meridian Bank, as Agent for the Banks dated as of May 23, 1994, as amended.


Gentlemen:

         Reference is hereby made to that certain Loan and Agency Agreement dated as of May 23, 1994, as amended (as amended, modified and/or extended, the "Credit Agreement") whereby certain Banks listed therein agreed to extend certain credit facilities to the Borrower, subject to the terms and conditions therein. In addition, certain Guaranty Agreements were executed by EFP Corporation ("EFP"), Leer, Inc. now known as Truck Accessories Group,
Inc. ("TAG"), Lowy Group, Inc. ("Lowy"), Magnetic Instruments Corp. and Morgan Trailer Mfg. Co. Reference is hereby made to the Credit Agreement for a statement of the terms thereof. Terms capitalized herein and not otherwise defined shall have the meanings given to them, respectively, in the Credit Agreement.

                 You have notified us that as of December 31, 1995 (i) the Net Worth of the Borrower was less than the amount required as of such date under
Section 5.15 of the Credit Agreement, (ii)

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the Debt Coverage Ratio of the Borrower as of December 31, 1995 was less than the amount required as of such date under Section 5.15 of the Credit Agreement and (iii) as of December 31, 1995 the Advances to EFP, TAG and Lowy exceeded their respective Available Borrowing Bases. Accordingly, the Borrower is in violation of Sections 5.15 and 1.2 of the Credit Agreement and an Event of Default has occurred under the Credit Agreement.

                 You have requested that the Agent and the Banks waive such above-referenced Events of Default and amend and reset the financial covenants set forth in the Credit Agreement for the period January 1, 1996 through and including May 31, 1997. Accordingly, the Agent and the Banks, pursuant to such request, hereby waive the Events of Default by virtue of the Borrower's failure to be in compliance with the above-referenced Section of the Credit Agreement and agree to amend and reset the financial covenants set forth in the Credit Agreement for the period January 1, 1996 through and including May 31, 1997 on the following conditions:

                 1. On or before Friday, March 29, 1996 the Borrower and each of the Guarantors, as appropriate, shall execute and deliver an amendment to the Credit Agreement (the "Fourth Amendment") which shall be substantially in accordance with the terms and conditions set forth in the Term Sheet attached hereto as Exhibit A (the "Term Sheet") and otherwise in form and substance satisfactory to the Agent and the Banks.

                 2. On or before Tuesday, April 30, 1996 the Borrower and each of the Guarantors shall execute and deliver such other documentation as the Agent and the Banks shall request or require in connection with the Fourth Amendment and the Term Sheet all of which shall be in form and substance satisfactory to the Agent and the Banks. Without limiting the foregoing, the Borrower and the Guarantors shall grant the Agent on behalf of the Banks valid perfected first priority liens on their respective fixed assets including, without limitation, machinery and equipment, and valid perfected first lien mortgages on certain real property of the Borrower and/or the Guarantors to be determined by the Agent and the Banks in their sole discretion; provided that the indebtedness secured by such liens on fixed assets and mortgages shall be limited as set forth in the Term Sheet.


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                 The undersigned hereby expressly reserves all rights,
remedies, powers and privileges under the Credit Agreement, the other Loan Documents and applicable law, which the undersigned may have in connection with the occurrence of any and all Event(s) of Default other than the Events of Default enumerated above which may have occurred or which may occur in the future.

                 This waiver shall have effect only with respect to the Event of Default as specifically provided in this letter in relation to the referenced Section of the Credit Agreement. Except as specifically provided herein, neither this letter nor anything in connection herewith shall constitute a waiver of other violations of or defaults under such Section, all of which shall remain in full force and effect or of any other violations or defaults presently existing under the Credit Agreement, whether or not known to the Bank and shall not extend to the incurrence of any subsequent default under such referenced Section or any other section of the Credit Agreement. Except for the specific violations herein described for the dates described herein, and except for any violations which have previously been waived in writing, the Borrower shall be strictly accountable for any and all past, present and future violations of any and all terms, conditions and covenants under the Credit Agreement and under any and all other agreements for which the Borrower is a party with the Bank.

                 Nothing herein is intended to constitute a custom or course of conduct on the part of the Bank with respect to the request for similar waivers or extensions in the future.





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                 If the forgoing terms are acceptable to you, please execute a copy of this letter and return it to the undersigned.


                                        MERIDIAN BANK, in its capacity as a
                                        Bank and as Agent for the Banks



                                        By: ________________________________
                                            Paul Cohn
                                            Vice President

                                        MERITA BANK LTD.



                                        By: ________________________________
                                            Name:
                                            Title:

                                        BOT FINANCIAL CORPORATION



                                        By: ________________________________
                                            Name:
                                            Title:






cc:  Paul Clemenceau, Esquire
     Mayer Brown & Platt
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ACKNOWLEDGED AND AGREED


         The undersigned hereby acknowledges and agrees to the foregoing terms this ____ day of March, 1996.

J.B. POINDEXTER & CO., INC.

By:__________________________
   Name:
   Title: